                                                                 Exhibit 4(a)(2)


                               LETTER AGREEMENT

February 8, 1999

Russell Insurance Funds
P.O. Box 1591
Tacoma, WA 98401-1591

Dear Sirs:

This Letter Agreement is to the Management Agreement between Russell Insurance Funds and Frank Russell Investment Management Company dated January 1, 1999. Russell Insurance Funds advises you that it is creating one new fund to be named the Real Estate Securities Fund ("Fund") and that the Fund desires Frank Russell Investment Management Company to manage the Fund pursuant to the terms and conditions of the Management Agreement. Section 6 is amended to include the new fund, the Real Estate Securities Fund with an annual management fee of 0.85% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Management Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INSURANCE FUNDS


By: /s/ Lynn L. Anderson
   ---------------------------
   Lynn L. Anderson
   President

Accepted this 8th day of February, 1999.

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

By: /s/ Eric A. Russell
   ---------------------------
   Eric A. Russell
   President

Frank Russell Company agrees to provide consulting services without charge to the Russell Insurance Funds Company upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Manager pursuant to Section 2(c).

                        FRANK RUSSELL COMPANY

                        By: /s/ Michael J. A. Phillips
                            --------------------------
                            Michael J. A. Phillips, President